Exhibit 10.35

MILACRON INC.
TEMPORARY ENHANCED SEVERANCE PLAN

      Milacron Inc., a Delaware corporation (the "Company") hereby adopts this Temporary Enhanced Severance Plan (the "Plan") for the benefit of certain employees who are in a position to contribute materially to the success of the Company and its subsidiaries. The portion of the Plan that provides benefits to officers of the Company is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company, within the meaning of Section 201, 301 and 401 of ERISA and Department of Labor Regulation Section 2520.104-23. The portion of the Plan that provides benefits to employees of the Company and its subsidiaries, other than officers, is intended to be an "employee welfare benefit plan" for purposes of Section 3(1) of ERISA.

      1.   Definitions.

      "Award Letter" has the meaning given such term in Section 5(c).

      "Base Salary" means a Participant's monthly base salary in effect immediately prior to the Qualifying Termination.

      "Cause" means: (a) the willful and continued failure by the Participant to substantially perform the Participant's duties with the Company (other than any such failure resulting from the Participant's incapacity due to physical or mental illness for a period of at least [10] consecutive days after a written demand for substantial performance is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes that the Participant has not substantially performed the Participant's duties, (b) the Participant is convicted of, or has entered a plea of nolo contendere to, a felony, (c) the Participant's misappropriation or embezzlement of funds or property belonging to the Company or (d) the Participant's material violation of Company policies that the Committee determines in its reasonable discretion is materially detrimental to the best interests of the Company, which violation is not corrected within [10] days after a written demand for correction is delivered to the Participant by the Committee, which demand specifically identifies the manner in which the Committee believes the Participant has materially violated the Company's policies and the resulting material detriment to the best interests of the Company. For purposes of this definition, no act, or failure to act, on the Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's act, or failure to act, was in the best interest of the Company. Any termination of employment for Cause shall be made in writing to the Participant, which notice shall set forth in detail all acts or omissions upon which the Committee is relying for such termination. Any good faith determination of Cause by the Committee shall be final and binding on the Company and the Participant.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Committee" means the individual or committee designated by the Chief Executive Officer of the Company to administer the Plan.

      "Disability" has the meaning given such term under the Company's short- and long-term disability plans.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Non-Compete Term" has the meaning given such term in Section 4(a).

      "Nonqualifying Termination" has the meaning given such term in Section 3.

      "Other Severance Benefits" has the meaning given such term in Section 6(m).

      "Participant" has the meaning given such term in Section 5(c).

      "Qualifying Termination" means any termination of the Participant's employment (other than a Nonqualifying Termination) by the Company other than (a) for Cause or (b) due to the Participant's death or Disability.

      "Severance Amount" has the meaning given such term in Section 2(a)(i).

      "Severance Multiple" has the meaning provided in the Participant's Award Letter.

      "Severance Period" means the period immediately following the Qualifying Termination measured in the number of years and/or fractions thereof equal to the Participant's Severance Multiple.

      2.   Benefits.  (a) Subject to Sections 2(b) and 6(m), in the event that a Participant's employment terminates as a result of a Qualifying Termination at any time during the period while the Plan is in effect, then the Participant shall be entitled to the following benefits:

      (i)   Cash Severance Payment.  The Participant shall be entitled to receive cash severance payments in an aggregate amount (the "Severance Amount") equal to the product of: (A) the Participant's Base Salary; and (B) the Participant's Severance Multiple. The Severance Amount shall be paid in substantially equal installments in accordance with the Participant's normal pay cycle during the Severance Period. The Severance Amount shall not be taken into account for purposes of determining benefits under any other qualified or nonqualified plans of the Company or its Subsidiaries.

      (ii)   Outplacement Services.  During the Severance period, the Participant shall be entitled to receive outplacement services, provided by a firm selected by the Company.

      (b)   No Participant shall be entitled to receive the benefits set forth in Section 2(a) unless he or she first executes a Release (acceptable to the Company and substantially in the form of Exhibit A hereto) in favor of the Company and others set forth in Exhibit A relating to all claims or liabilities of any kind relating to his or her employment with the Company or a subsidiary thereof and the termination of such employment. Without limiting the generality of Section 6(m), a Participant shall not receive any benefits under the Plan if such Participant does not waive his or her rights to receive all benefits under the Company's Separation Allowance Plan.

      3.   Nonqualifying Termination.  Notwithstanding anything in the Plan to the contrary, a Participant shall not be entitled to receive the Severance Amount or other benefits under the Plan if such Participant's employment is terminated by reason of any of the following events (a "Nonqualifying Termination"): lay-off due to a sale of a plant or a division if in connection therewith the participant receives an offer of employment in a comparable position with purchaser as determined by the Committee in its sole discretion; voluntary resignation; or employee classification change or inter-company transfer.

      4.   Restrictive Covenants.  a)As an inducement to the Company to provide the payments and benefits to the Participant hereunder, the Participant acknowledges and agrees that in the event the Participant becomes entitled to receive the benefits set forth in Section 2(a), the Participant agrees to comply with the restrictions set forth in Section 4(b) for the duration of the Severance Period (the "Non-Compete Term").

      (b)   Except as provided in section 4(g), the Participant acknowledges and agrees that so long as the Company complies with its obligations to provide the payments required under Section 2(a), the Participant shall not, directly or indirectly: (i) engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company during the Non-Compete Term; provided, however, that such provision shall not apply to the Participant's ownership of common stock of the Company or the acquisition by the Participant, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Exchange Act, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Participant does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation; or (ii) for himself or for any other person, firm, corporation, partnership, association or other entity: (A) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months; or (B) call on or solicit any of the actual or targeted prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company.

      (c)   The Participant acknowledges and agrees (whether or not the Participant is subject to the restrictions set forth in Section 4(b)) not to disclose, either while in the Company's employ or at any time thereafter, to any person not employed by the Company, or not engaged to render services to the Company, any confidential information obtained by him while in the employ of the Company, including, without limitation, any of the Company's inventions, processes, methods of distribution or customers or trade secrets; provided, however, that this provision shall not preclude the Participant from disclosing information (i) known generally to the public or (ii) not considered confidential by persons engaged in the business conducted by the Company or (iii) to the extent required by law or court order. The Participant also agrees that upon leaving the Company's employ he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Committee any drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which is of a confidential nature relating to the Company, its subsidiaries, affiliates, and divisions, including, without limitation, relating to its or their methods of distribution, or any description of any formulae or secret processes.

      (d)   The Participant acknowledges and agrees that (i) the restrictive covenants contained in this Section 4 are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind, (ii) the Participant's full, uninhibited and faithful observance of each of the covenants contained in this Section 4 will not cause the Participant any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair the Participant's ability to obtain employment commensurate with the Participant's abilities and on terms fully acceptable to the Participant or otherwise to obtain income required for the comfortable support of the Participant and the Participant's family and the satisfaction of the needs of the Participant's creditors and (iii) the restrictions contained in this Secti on 4 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and permitted assigns.

      (e)   The Participant acknowledges and agrees that any violation of the provisions of Section 4 would cause the Company irreparable damage and that if the Participant breaches or threatens to breach such provisions, the Company shall be entitled, in addition to any other rights and remedies the Company may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages and without being required to post bond.

      (f)   In the event that any court of competent jurisdiction shall finally hold that any provision of the Plan (whether in whole or in part) is void or constitutes an unreasonable restriction against the Participant, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

      (g)   Notwithstanding anything to the contrary in the Plan, the provisions of Section 4(b) shall not apply to any Participant who is a party to an Executive Severance Agreement with the Company and who becomes entitled to receive severance benefits thereunder in the event of a Qualifying Termination (as defined in such Executive Severance Agreement) during the Protection Period (as defined in such Executive Severance Agreement).

      5.   Plan Administration.  (a) The Plan shall be interpreted, administered and operated by the Committee. The Committee shall have complete authority, in its sole discretion (subject to the express provisions of the Plan and the obligation imposed hereby to act in good faith) to interpret the Plan and to make any determinations necessary or advisable for the administration of the Plan.

      (b)   The Committee may delegate any of its duties to such person or persons as it may determine in its sole discretion from time to time to assist the Committee in the administration of the Plan.

      (c)   Those corporate officers designated by the Personnel and Compensation Committee of the Board of Directors, as well as other critical employees designated by the Committee (each, a "Participant") shall participate in the Plan. The Company shall advise each Participant of his participation in the Plan by a letter (the "Award Letter"). No executive shall become a Participant in the Plan until the Participant has signed the Award Letter and returned it to the Company with an acknowledgment that the Participant has read the Plan, understands the Participant's rights and obligations under the Plan, and agrees to be bound by its terms and conditions.

      (d)   The Plan is effective as of November 1, 2003 and shall terminate on December 31, 2005.

      (e)   Consistent with the requirements of ERISA and the regulations thereunder of the Department of Labor, the Committee shall provide adequate written notice to any Participant whose claim for benefits has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by such Participant, and affording such Participant a full and fair review of the decision denying the claim. A Participant who desires a review of the decision should file an appeal in writing to the Company. Submissions should be made no later than 60 days after the Participant has received written notice of the claim denial (or after the Participant assumes that the claim is denied). The appeal should be addressed to Vice President-Human Resources, Milacron Inc., 2090 Florence Avenue, Cincinnati, Ohio 45206. Each appeal shall be considered by the Company within 30 days of receipt of the request but in special situations requiring more time, no later than 120 days. The Participant shall be notified in writing of the final decision on the appeal indicating the specific reasons for the decision.

      6.   General Provisions.  a)The validity, interpretation, construction performance and enforcement of the Plan shall be governed by the laws of the State of Ohio without giving effect to the principles of conflict of laws thereof.

      (b)   Except as otherwise specifically provided herein, the Company and the Participant each hereby irrevocably submits to the exclusive jurisdiction of federal and state courts in the State of Ohio with respect to any disputes or controversies arising out of or relating to the Plan, and undertake not to commence any suit, action or proceeding arising out of or relating to the Plan in a forum other than a forum described in this Section 6(b); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing any judgment obtained by the Company and, in such event, the Participant hereby irrevocably submits to the jurisdiction of such other court.

      (c)   The agreement of the Company and the Participant to the forum described in Section 6(b) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The Company and the Participant hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 6(b), and each agree that it shall not to attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The Company and the Participant agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 6(b) shal l be conclusive and binding upon the Company and the Participant and may be enforced in any other jurisdiction.

      (d)   The Company and the Participant each irrevocably consents to the service of any and all process in any suit, action or proceeding arising out of or relating to the Plan by the mailing of copies of such process to, in the case of the Company, the Company's principal executive offices, or, in the case of the Participant, to the Participant's last known address in the personnel records of the Company.

      (e)   The Plan shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Participant and the Company, the Participant shall not have any right to be retained in the employ of the Company.

      (f)   No right or interest to or in any payments shall be assignable by the Participant; provided, however, that this provision shall not preclude the Participant from designating one or more beneficiaries to receive any amount that may be payable after the Participant's death and shall not preclude the legal representative of the Participant's estate from assigning any right hereunder to the person or persons entitled thereto under the Participant's will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Participant's estate.

      (g)   No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

      (h)   The invalidity or unenforceability of any provisions of the Plan shall not affect the validity or enforceability of any other provisions of the Plan, which shall remain in full force and effect to the fullest extent permitted by law.

      (i)   The Plan and each Award Letter sets forth the entire understanding between the Company and each Participant with respect to the subject matter hereof. All oral or written agreements or representations, express or implied, in respect of any Participant with respect to the subject matter hereof are set forth in the Plan and such Participant's Award Letter. All prior agreements, understandings and obligations (whether written, oral, express or implied) between the Company and each Participant with respect to the subject matter hereof are terminated as of the effective date of the Plan and are superseded by the Plan and each Participant's Award Letter, so long as the Plan remains in effect.

      (j)   The Company may withhold from any amounts payable under the Plan such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

      (k)   The headings of the Plan are inserted for convenience only and neither constitute a part of the Plan nor affect in any way the meaning or interpretation of the Plan. When a reference in the Plan is made to a Section, such reference shall be to a Section of the Plan unless otherwise indicated.

      (l)   In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform its obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

      (m)   The Participant may not cumulate the benefits provided under the Plan with any severance or similar benefits ("Other Severance Benefits") that the Participant may be entitled to under any other severance plan of the Company (including the Company's Separation Allowance Plan) or by agreement with the Company (including, without limitation, pursuant to an employment or termination agreement) or under applicable law in connection with the termination of the Participant's employment. To the extent that the Participant receives any Other Severance Benefits, then the payments and benefits payable hereunder to such participant shall be reduced by a like amount. To the extent the Company is required to provide payments or benefits to any Participant under the Worker Adjustment and Retraining Notification Act (or any state, local or foreign law relating to severance or dismissal benefits), the benefits payable hereunder shall be first applied to satisfy such obligation.

Exhibit A

RELEASE AGREEMENT

      In consideration of the promises, payments and benefits provided for in the Milacron Inc. Temporary Enhanced Severance Plan (the "Severance Plan"), the undersigned Participant hereby agrees to the terms of this Release Agreement. Capitalized terms used and not defined in this Release Agreement shall have the meanings assigned thereto in the Severance Plan.

      1.   The Participant acknowledges and agrees that the Company is under no obligation to offer the Participant the payments and benefits set forth in the Severance Plan, unless the Participant consents to the terms of this Release Agreement. The Participant further acknowledges that he/she is under no obligation to consent to the terms of this Release Agreement and that the Participant has entered into this agreement freely and voluntarily.

      2.   Except as provided in paragraph 4 of this Release Agreement, the Participant voluntarily, knowingly and willingly releases and forever discharges the Company and its affiliates, together with its and their respective officers, directors, partners, shareholders, employees and agents, and each of its and their predecessors, successors and assigns (collectively, "Releasees"), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Participant or his/her executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against the Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Participant. The release being provided by the Participant in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Participant's employment relationship with the Company or any its Affiliates, or the termination thereof, or under any statute, including, but not limited to, the federal Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1990, the Americans with Disabilities Act of 1990, the Executive Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, each as amended, and any other federal, state or local law or judicial decision.

      3.   The Participant acknowledges and agrees that the Participant shall not, directly or indirectly, seek or further be entitled to any personal recovery in any lawsuit or other claim against the Company or any other Releasee based on any event arising out of the matters released in paragraph 2 of this Release Agreement.

      4.   Nothing herein shall be deemed to release: (a) any of the Participant's rights under the Severance Plan; or (b) any of the vested benefits that the Participant has accrued prior to the date this Release Agreement is executed by the Participant under the employee benefit plans and arrangements of the Company or any of its affiliates.

      5.   The Participant acknowledges that the Company has advised the Participant to consult with an attorney of the Participant's choice prior to signing this Release Agreement. The Participant represents that the Participant has had the opportunity to review this Release Agreement with an attorney of the Participant's choice.

      6.   The Participant acknowledges that the Participant has been offered the opportunity to consider the terms of this Release Agreement for a period of at least twenty-one (21) days, although the Participant may sign it sooner should if desired by the Participant. The Participant further shall have seven additional days from the date of signing this Release Agreement to revoke the Participant's consent hereto by notifying, in writing, the General Counsel of the Company. This Release Agreement will not become effective until the eighth day after the date on which the Participant has signed it without revocation.

Dated: __________________________	________________________________
[Participant's Name]